UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                  FORM 8-K


                           Current Report Pursuant
                        to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported)        July 28, 2003
                                                        -----------------


                             PARLEX CORPORATION
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           (Exact Name of Registrant as Specified in Its Charter)


                                Massachusetts
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               (State or Other Jurisdiction of Incorporation)


          0-12942                                     04-2464749
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  (Commission File Number)                 (IRS Employer Identification No.)


        One Parlex Place, Methuen, Massachusetts             01844
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        (Address of Principal Executive Offices)          (Zip Code)


                               (978) 685-4341
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            (Registrant's Telephone Number, Including Area Code)


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Item 5. OTHER EVENTS.

      On July 28, 2003, Parlex Corporation completed a private placement of its 7% convertible subordinated notes (the "Convertible Notes") in an aggregate subscription amount equal to $6 million and accompanying warrants (the "Warrants") for an aggregate of 300,000 shares of Parlex's common stock, $.10 par value per share (the "Common Stock"). The Convertible Notes are due on, and the Warrants expire on, July 28, 2007. The information contained in Parlex's press release dated July 30, 2003 with respect to this transaction (the "Private Placement") is attached hereto as Exhibit 99.1.

      The Convertible Notes may be converted in whole or in part at any time by the purchasers of the Convertible Notes (the "Investors") into shares of Common Stock at an initial conversion price of $8.00. The Convertible Notes bear interest at the rate of 7% per annum, payable quarterly in shares of Common Stock. The initial conversion price is subject to adjustment upon the occurrence of certain dilutive or antidilutive events. After two years, the Company may in their sole discretion redeem all of the outstanding notes, so long as certain conditions are satisfied. Specifically, (1) the registration statement relating to the Common Stock issued as interest on the Convertible Notes, and issuable upon conversion of the Convertible Notes and exercise of the Warrants, becomes and remains continuously effective, (2) the Company provides at least 20 days irrevocable notice to the holders of the Convertible Notes, and (3) the closing price per share of Common Stock has been, on average, for the 20 trading days prior to the date notice of redemption is given, at least twice the conversion price. After three years, each Investor may, in its sole discretion, require that the Company redeem the note held by such investor in whole (but not in part). The redemption shall be at 100% of the then outstanding face amount, and includes all accrued but unpaid interest thereon. The Investor must provide notice of its intent to cause the Company to redeem within 30 days of the third anniversary date.

      The Warrants are immediately excercisable for a period of four years at an initial exercise price of $8.00. The exercise price of the Warrants is subject to adjustment upon the occurrence of certain dilutive or antidilutive events.

      The Convertible Notes may become immediately due and payable in the event of default by the Company of certain covenants. Events of default under the Convertible Notes include, among other things, failure to pay interest when due, failure to satisfy the conditions of the Registration Rights Agreement executed in connection with the transaction, and default on the Company's bank indebtedness or guarantees of such indebtedness. In addition, the terms of the Private Placement prohibit Parlex from entering into obligations that are senior to the Convertible Notes, with certain limited exceptions, and place certain restrictions on Parlex's ability to raise additional capital through equity issuances.

      The securities were offered and sold only to "accredited investors," as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").

      Parlex has received net proceeds of approximately $5.5 million after deducting the estimated expenses and commission in connection with the Private Placement, including a cash


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payment of $360,000 to a placement agent. Parlex has agreed to file a registration statement with the Securities and Exchange Commission covering the resale from time to time of the shares of Common Stock issuable as interest on the Convertible Notes, or upon the conversion of the Convertible Notes or exercise of the Warrants.

      Copies of the documents governing these transactions are filed as exhibits to this report and are incorporated in this report by reference. The above description of the transactions are qualified in their entirety by these documents.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

      (c)   Exhibits

            (4.C) Securities Purchase Agreement dated July 28, 2003 between Parlex Corporation and the Investors

            (4.D)  Form of 7% Convertible Subordinated Note

            (4.E) Form of Stock Purchase Warrant to Purchase Shares of Common Stock

            (4.F) Registration Rights Agreement dated July 28, 2003 between Parlex Corporation and the Investors

            99.1   Press release of Parlex Corporation dated July 30, 2003


                                 SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       PARLEX CORPORATION
                                       (Registrant)


                                       By: /s/ Jonathan R. Kosheff
                                           ------------------------------
                                           Jonathan R. Kosheff
                                           Chief Financial Officer

Dated: July 31, 2003


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